Exhibit 99

January 12, 2010

HELMERICH & PAYNE EXPECTS VENEZUELAN DEVALUATION TO IMPACT ITS SECOND FISCAL QUARTER

Helmerich & Payne, Inc. (NYSE: HP) announced today that it expects its second fiscal quarter of 2010 to be impacted by the currency devaluation recently announced by authorities in Venezuela.  The Company’s preliminary estimates regarding the impact of this devaluation on its consolidated financials indicate that it will probably result in an exchange loss of approximately $20 million to be recorded in the second fiscal quarter ending March 31, 2010.  Not included in this estimate is the decline in value of the uncollected invoices issued since the Company changed its revenue recognition to cash basis for its Venezuelan operation.  Given that these uncollected invoices are not included in the Company’s consolidated accounts receivable, their reduction in value is not expected to generate additional exchange losses.  Preliminary estimates indicate that the value of future potential collections related to these unrecorded invoices, previously disclosed at approximately $61 million, could decline by 25 to 35 percent.

The Company will continue to work toward more precisely determining the impact that the devaluation of Venezuelan currency will have on its second fiscal quarter earnings and on the decline of value corresponding to unrecorded and uncollected invoices in Venezuela.  An update will be provided during the Company’s conference call corresponding to its first fiscal quarter on January 28, 2010.

The Company proactively continues efforts to collect unpaid invoice amounts in Venezuela, but has not received any payments since its fiscal year-end earnings report dated November 19, 2009.  All eleven H&P rigs that formerly worked for PDVSA remain idle.  The Company continues to pursue future drilling opportunities for these eleven large conventional rigs in Venezuela, but it does not expect to commit to new contracts until additional progress is made on pending receivable collections and on conversion of local currency to U.S. dollars.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of December 31, 2009, the Company’s existing fleet included 210 land rigs in the U.S., 39 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another three new H&P-designed and operated FlexRigs®* during fiscal 2010 under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383